Exhibit 99.2

                 TECHLABS, INC. TO LICENSE STORM DEPOT LOGO FROM
              ELINE ENTERTAINMENT AND COMMENCE FRANCHISE OPERATIONS

May 14, 2007 - Jensen Beach, Florida - Techlabs, Inc. (OTC: TELA.PK) today announced it had reached an agreement in principle to license the Storm Depot International name logo and related materials from Eline Entertainment Group, Inc. (Pinksheets: EEGI). This agreement was an important step by the Company towards the development of a business strategy whereby Techlabs, Inc. through a wholly owned subsidiary, will begin to market the Storm Depot concept through a franchise system.

Techlabs will market one of only two hurricane franchise opportunities in the United States. The concept is expected to be rolled out June 1, 2007 corresponding with the start of the 2007 Hurricane Season. Potential Franchisees are expected to encompass the entire Gulf of Mexico region, Florida and the Carolinas.

Storm Depot International, Inc. a wholly owned subsidiary of Eline Entertainment Group, will receive 1% of the franchise revenue fees and will provide proprietary products to franchisees. The agreement is the result of previous acquisition discussions. The Company noted this arrangement, as opposed to an acquisition, offers much more flexibility and opportunity to provide related value added services not only to franchises but directly to the public through other programs such as certification of storm preparation and remediation vendor services not available through the franchisee. The Company further noted that providing a single source of reliable information through the entire cycle of storm preparation and remediation is a much sought after element before and after "the eye of the storm". No other terms of the agreement were disclosed.

Techlabs is a developer of emerging businesses. The Company's primary focus is centered on developing business opportunities in the Caribbean basin and South America . For further information regarding the company, contact Techlabs, Inc. at (267) 350-9210.

This press release contains forward-looking statements, some of which may relate to Techlabs, Inc. and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Techlabs, Inc.'s filings with the Securities and Exchange Commission.